Exhibit (k)(9)

FORM OF FIRST AMENDMENT TO AMENDED AND RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This first amendment to the Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this __ day of February, 2019, by and between CION Ares Diversified Credit Fund, a Delaware statutory trust (the “Company”), and CION Ares Management, LLC, a Delaware limited liability company (“CAM”).

WHEREAS, the Company and CAM had previously entered into the Agreement effective July 11, 2017 (the “Effective Date”);

WHEREAS, pursuant to Section 3.2(i) of the Agreement, the Agreement will remain in effect for one year from the Effective Date and may be renewed by mutual agreement of CAM and the Company for successive terms;

WHEREAS, on July 11, 2018, the Company and CAM renewed the Agreement for a successive one year term;

WHEREAS, pursuant to their rights under Section 4.5 of the Agreement, the Company and CAM desire to extend the term of the Agreement through February 29, 2020;

NOW THEREFORE, the parties hereby amend the Agreement as follows:

1.        The first sentence under Section 3.2 is hereby deleted and replaced with the following:

This Agreement will remain in effect through February 29, 2020, unless earlier terminated by the Company’s board of trustees upon written notice to CAM.

2.       All other provisions, terms and conditions contained in the Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CION ARES DIVERSIFIED CREDIT FUND

By: _________________________________________

Name:

Title:

CION ARES MANAGEMENT, LLC

By: ________________________________________

Name:

Title: